NINE ENERGY SERVICE, LLC
March 30, 2020
Guy Sirkes
By Hand Delivery
Dear Guy:
This letter (this “Agreement”) memorializes the agreement between you and Nine Energy Service, LLC, a Delaware limited liability company (the “Company”), that, effective as of April 1, 2020, your annualized Base Salary (as such term is defined in that certain Amended and Restated Employment Agreement by and between you and the Company, dated as of March 27, 2020 (the “Employment Agreement”)) will be reduced by 15% to $323,000, less applicable taxes and other withholdings.
This step is a response to sustained volatility in commodity prices and the economic downturn caused by the COVID-19 pandemic. We appreciate your continued service to the Company and your continued leadership during these challenging times.
Notwithstanding the foregoing or anything to the contrary in this Agreement or the Employment Agreement, for purposes of Section 6.1(b) of the Employment Agreement, your Base Salary shall be deemed to be your Base Salary in effect immediately prior to the effective time of the reduction described in this Agreement, or $380,000 (the “Prior Salary”).
You acknowledge and represent that you are agreeing to this future salary reduction voluntarily. By signing below you expressly consent and agree to the reduction set forth in the first paragraph of this Agreement, and hereby waive any and all rights you may have to terminate your employment with the Company for Good Reason (as such term is defined in the Employment Agreement) as a result of the changes described in this Agreement. Except as expressly modified by this Agreement, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified. This Agreement shall automatically terminate and cease to be of any force or effect on the date on which your Base Salary is increased to a level that is equal to or greater than the Prior Salary.
Please sign below to you acknowledge your agreement to these terms. Executed as of the date first set forth above

NINE ENERGY SERVICE, LLC.

/s/ Ann G. Fox
		Name:	Ann G. Fox
		Title:	President, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Guy Sirkes
Name:	Guy Sirkes
Title:	Senior Vice President, Chief Financial Officer